 EXHIBIT 21

SUBSIDIARIES OF CRYOPORT, INC.

AND JURISDICTION OF INCORPORATION OR ORGANIZATION

Cryogene, Inc.	Texas
Cryoport Systems, LLC	California
MVE Biological Solutions US, LLC	Delaware
Cryoport Netherlands BV	The Netherlands
Cryoport France, SAS	France
Cryoport Japan GK	Japan
Cryoport UK Limited	United Kingdom
Cryoport Belgium SA	Belgium
Cryoport Germany, GmbH	Germany
Cell&Co, SAS	France
Bluebird Express, LLC	New York
TEC4MED LifeScience GmbH	Germany
SCI JA8	France
MVE Biological Solutions Australia Pty Limited	Australia
MVE Biological Solutions Germany GmbH	Germany
MVE Biological Solutions (Chengdu) Co., Ltd.	China
Advanced Therapy Logistics and Solutions	France
Cryo International SA	France
Cryo Express SA	France
Cryo Express SP. ZO.O.	Poland
Cryo Express GmbH	Germany
Cryo Express Pty. Ltd.	Australia
SPL Services Limited	United Kingdom
CryoPDP Global Services, Unipessoal LDA	Portugal
I.C.S. Dry-Ice Express B.V.	The Netherlands
PDP Courier Services Limited	United Kingdom
PDP Courier Services (USA), Inc.	Delaware
PDP Couriers (Singapore) PTE. LTD	Singapore
PDP Couriers Korea Co., Ltd.	South Korea
PDP Life Science Logistics India Private Limited	India
Courier Polar Expres, S.L.	Spain
Critical Transport Solutions Australia Pty Ltd.	Australia
2GTR	Belgium
CRYOPDP KK	Japan
CRYOPDP GK	Japan
CRYOPDP Ireland Limited	Ireland